Exhibit 99.1

FOR IMMEDIATE RELEASE

9/18/17

TEGNA Announces Resignation of Jennifer Dulski from Board of Directors

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) today announced that Jennifer Dulski has resigned from the TEGNA Board to begin a new professional opportunity, effective immediately.

Dulski joined the Board in 2016 and served on the Executive Compensation Committee.

“We thank Jennifer for her contributions to TEGNA,” said Marge Magner, TEGNA chairman. “Jennifer has been an invaluable resource as we embrace change and drive innovation across our brands and digital platforms. TEGNA has benefited from her perspectives on the evolving digital landscape and I wish her all the best going forward.”

“On behalf of our Board and management, I would like to thank Jennifer for her service as a director,” said Dave Lougee, president and CEO, TEGNA. “As we’ve transitioned to a standalone media company, Jennifer’s contributions have been highly valued and we wish her the very best in her new endeavors.”

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 46 television stations in 38 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and 32 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA delivers results for advertisers through unparalleled and innovative solutions including OTT local advertising network Premion, centralized marketing resource Hatch, and G/O Digital, a one-stop shop for local businesses to connect with consumers through digital marketing. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com